Exhibit 99.1

Latham Group, Inc. Reports Second Quarter 2025 Financial Results

•	Strong Second Quarter Net Sales Growth Highlights Latham’s Market Leadership Across its Diversified Product Portfolio

•	400-Basis-Point Gross Margin Expansion Reflects Higher Volumes, Lean Manufacturing and Value Engineering Initiatives, and Recent Acquisitions

•	Reconfirms Full-Year Guidance of 8% Net Sales Growth and 19% Adjusted EBITDA Growth at the Midpoints

Second Quarter 2025 Financial Highlights:

•	Net sales of $172.6 million

•	Net income of $16.0 million / net income per diluted share of $0.13

•	Adjusted EBITDA of $39.9 million / 23.1% of net sales

Six Months 2025 Financial Highlights:

•	Net sales of $284.1 million

•	Net income of $10.0 million / net income per diluted share of $0.08

•	Adjusted EBITDA of $51.0 million / 18.0% of net sales

LATHAM, N.Y. – August 5, 2025 – Latham Group, Inc. (Nasdaq: SWIM), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced financial results for the second quarter 2025 ended June 28, 2025.

Commenting on the results, Scott Rajeski, President and CEO, said, “Our second quarter performance demonstrated the continued execution of our strategy to drive awareness and adoption of fiberglass pools and autocovers, expand our presence in the Sand State markets, and improve margins through lean manufacturing and value engineering initiatives and accretive acquisitions.

“We achieved strong second quarter net sales growth despite challenging market conditions, highlighting the diversity of our portfolio and Latham’s leading position in each of our product lines. In fiberglass pools, we strengthened our leadership through targeted marketing programs, which drove substantial year-over-year growth in both leads for our dealers and in consumer sessions on our website. Consumer recognition of the advantages of fiberglass pools, such as cost-efficiency, fast and easy installation, low maintenance requirements, and eco-friendliness continues to build, and our fiberglass pool sales are on track to represent approximately 75% of the Company’s full-year 2025 in-ground pool sales. In the Sand States – where driving fiberglass adoption remains a strategic priority – we added a considerable number of new dealers during the quarter. Additionally, our marketing campaigns to increase brand recognition in key target locations have resulted in a substantial increase in website traffic from consumers in those regions.

“Latham autocovers continue to gain traction as consumers increasingly value their unparalleled safety benefits and the significant cost savings they offer through reduced water evaporation, energy use, and chemical consumption, which enables autocovers to effectively pay for themselves within four to five years. Compatible with all types of in-ground pools, autocovers were a significant contributor to our second quarter results. Organic growth in autocovers, together with the acquisition of the Coverstar businesses, drove a 46% increase in cover sales for the period. Liner sales also contributed to second quarter growth, increasing 6% year-over-year. We have seen continued strong momentum in the replacement liner business as a result of our industry-leading lead times and the continued adoption of Measure by Latham, our proprietary AI-powered tool, which is increasingly being used by pool builders for the measurement and installation of pool liners and covers.

“Gross margin expanded by 400 basis points to 37.1% in the quarter, primarily due to higher volumes, operating efficiencies from our ongoing lean manufacturing and value engineering initiatives, and the benefits from our recent autocover acquisitions. Adjusted EBITDA margin expanded by 160 basis points to 23.1%, as our strong gross margin performance more than offset higher selling, general and administrative spending, which was primarily tied to investments in marketing and the execution of our Sand State strategy.”

Second Quarter 2025 Results

Net sales for the second quarter of 2025 were $172.6 million, up $12.5 million or 7.8%, from $160.1 million in the prior year’s second quarter, representing both organic- and acquisition-related growth.

Second Quarter & Six Month 2025 Net Sales by Product Line
(in thousands)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
In-ground Swimming Pools	$78,601	$80,958	$136,335	$140,791
Covers	37,245	25,503	68,855	52,371
Liners	56,793	53,661	78,869	77,589
	$172,639	$160,122	$284,059	$270,751

Gross profit for the second quarter of 2025 was $64.0 million, up 20.6% from $53.0 million in the prior year’s second quarter. Gross margin of 37.1% expanded by 400 basis points from 33.1% in the year-ago quarter, primarily reflecting higher volumes, lean manufacturing and value engineering initiatives, and the three Coverstar acquisitions.

Selling, general, and administrative expenses were $31.9 million, an increase of $5.3 million or 20.1%, from $26.6 million in the second quarter of 2024, and were primarily driven by increased marketing and personnel investment tied to our Sand State strategy, investments in new enterprise resource planning (“ERP”) infrastructure, and the inclusion of Coverstar Central.

Net income was $16.0 million, or $0.13 per diluted share, compared to a net income of $13.3 million, or $0.11 per diluted share, reported for the prior year’s second quarter. Net income margin was 9.3% compared to 8.3% for the second quarter of 2024.

Adjusted EBITDA for the second quarter of 2025 was $39.9 million, an increase of $5.4 million or 15.7% compared to $34.5 million in the prior year’s second quarter. The increase in Adjusted EBITDA was primarily due to gross profit growth from higher sales that more than offset higher selling, general and administrative spending. Adjusted EBITDA margin was 23.1%, 160 basis points above the 21.5% reported in the prior year period.

Six Months 2025 Results

Net sales were $284.1 million, up $13.3 million or 4.9%, from $270.8 million in the prior-year period, representing both organic- and acquisition-related growth.

Gross profit was $96.8 million, an increase from $83.6 million in the prior year period. Gross margin expanded by 320 basis points to 34.1% from 30.9% in the prior year period, primarily resulting from higher volumes, our lean manufacturing and value engineering initiatives, and a margin benefit from the three Coverstar acquisitions.

Selling, general, and administrative expenses increased to $62.6 million, up $9.8 million or 18.4%, from $52.8 million in the prior year period, and were primarily driven by increased marketing and personnel investment tied to our Sand State strategy, investments in new ERP infrastructure, and the inclusion of Coverstar Central.

Net income was $10.0 million, or $0.08 per diluted share, as compared to a net income of $5.4 million, or $0.05 per diluted share in the prior year period. Net income margin was 3.5% compared to 2.0% in the prior year period.

Adjusted EBITDA was $51.0 million, up $4.2 million or 9.1% from $46.8 million in the prior year period. Adjusted EBITDA margin was 18.0%, a 70-basis-point increase from 17.3% in the prior year period.

Balance Sheet, Cash Flow, and Liquidity

Latham ended the second quarter of 2025 with cash of $26.9 million. Net cash provided by operating activities was $36.0 million in the second quarter and, in the first half of 2025, net cash used in operating activities was $10.9 million.

Total debt was $281.5 million at the end of the second quarter, and the net debt leverage ratio was 3.0.

Capital expenditures totaled $6.8 million in the second quarter of 2025, compared to $4.5 million in the second quarter of 2024. First half capital expenditures were $10.3 million, compared to $9.8 million in the first half of 2024.

Summary and Outlook

“Our second quarter performance underscores Latham’s continued ability to outperform the market for new U.S. pool starts, which is supported by our diversified product portfolio and strategic growth initiatives. We continue to project approximately 60,000 new U.S. pool starts in 2025, in line with our original estimates. Even within this challenging market environment, our current order rates support our ability to reaffirm our full-year 2025 guidance, which is outlined in the table below. Our expectations for 8% net sales growth and 19% Adjusted EBITDA growth at the midpoints are primarily driven by category share gains in fiberglass pools, autocovers, and liners, along with contributions from the Coverstar Central acquisition, completed in August 2024, and the early 2025 acquisitions of two of our smaller autocover dealers.

“Latham continues to benefit from key competitive advantages, as we offer the highest-quality products in the industry, have the industry’s largest manufacturing footprint, and are leveraging a network of highly skilled and committed dealers and contractors. Amid difficult industry conditions in 2025, we are executing well, staying focused, and positioned to deliver strong year-over-year growth,” Mr. Rajeski concluded.

FY 2025 Guidance Ranges

	Low	High
Net Sales	$535 million	$565 million
Adjusted EBITDA[1]	$90 million	$100 million
Capital Expenditures	$27 million	$33 million

1)	A reconciliation of Latham’s projected Adjusted EBITDA to net income (loss) for 2025 is not available without unreasonable effort due to uncertainty related to our future income tax (benefit) expense.

Conference Call Details

Latham will hold a conference call to discuss its second quarter 2025 financial results today, August 5, 2025, at 4:30 PM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10200524/ff5d39fb98. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435
PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

An archived webcast will be available approximately two hours after the conclusion of the call, through August 5, 2026, on the Company’s investor relations website under “Events & Presentations.” A transcript of the event will also be available on the Company’s investor relations website approximately three business days after the call.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has a coast-to-coast operations platform consisting of approximately 1,850 employees across around 30 locations.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This news release includes the presentation of Adjusted EBITDA, Adjusted EBITDA margin, net debt and net debt leverage ratio, on a historical and pro forma basis, which are non-GAAP financial measures that exclude the impact of certain costs, losses, and gains that are required to be included under GAAP. Our pro forma presentation gives effect to the Coverstar Central acquisition as if it occurred as of January 1, 2024. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. In addition, our presentation of non-GAAP financial measures should not be construed to imply that our future results will be unaffected by any such adjustments. We have reconciled our historic non-GAAP financial measures to the applicable most comparable GAAP measures in this news release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to utilize as a significant performance metric in our incentive compensation plans, and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, net, (iii) income tax (benefit) expense (iv), (gain) loss on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs and (x) other.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this news release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin in the future, and any such modification may be material. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in our working capital needs;

•	do not reflect the interest expense, net, or the amounts necessary to service interest or principal payments, on our outstanding debt;

•	do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•	do not reflect non-cash stock-based compensation, which will remain a key element of our overall compensation package; and

•	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Net Debt and Net Debt Leverage Ratio

Net Debt and Net Debt Leverage Ratio are non-GAAP financial measures used in monitoring and evaluating our overall liquidity, financial flexibility, and leverage. Other companies may calculate similarly titled non-GAAP measures differently, limiting their usefulness as comparative measures. We define Net Debt as total debt less cash and cash equivalents. We define the Net Debt Leverage Ratio as Net Debt divided by last twelve months (“LTM”) of Adjusted EBITDA. We believe this measure is an important indicator of our ability to service our long-term debt obligations. There are material limitations to using Net Debt Leverage Ratio as we may not always be able to use cash to repay debt on a dollar-for-dollar basis.

Forward-Looking Statements

Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact may constitute forward-looking statements, including statements regarding our future operating results and financial position, our business strategy and plans, business and market trends, our objectives for future operations, macroeconomic and geopolitical conditions, changes in U.S. trade priorities, policies, regulations and tariffs, the implementation of our cost reduction plans and expected benefits, and the sufficiency of our cash balances, working capital and cash generated from operating, investing, and financing activities for our future liquidity and capital resource needs. These statements involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including: unfavorable economic conditions and related impact on consumer spending and demand for our products; inflationary impacts, including on consumer demand for our products; our ability to globally source raw materials and components for manufacturing our products; the impact of trade policies on our global supply chain, the import or export of goods and their related costs, as well as on consumer confidence; declining home ownership affecting demand for our products; competitive risks; natural disasters, including resulting from climate change, geopolitical events, war, terrorism, public health issues or other catastrophic events; disturbances and breaches to our technological infrastructure, and our reliance on information technology systems; adverse weather conditions impacting our sales, which can lead to significant variability of sales in reporting periods; the consequences of industry consolidation on our customer base and pricing; interruption of our production capability at our manufacturing facilities from accident, fire, calamity and other causes; product quality issues, warranty claims or safety concerns such as those due to the failure of builders to follow our product installation instructions and specifications; our ability to keep pace with technological developments and standards, such as generative artificial intelligence; delays in, or systems disruptions issues caused by the implementation of our ERP system; our ability to attract, develop and retain highly qualified personnel; our ability to collect accounts receivables from our customers; compliance with government regulations; our ability and the cost to obtain transportation services; the protection of our intellectual property and defense of third-party infringement claims; international business risks; realizing anticipated benefits from acquisitions; possible asset impairments; and our ability to secure financing and our substantial indebtedness; and other factors set forth under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and subsequent reports we file with the SEC. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time that may impair our business, financial condition, results of operations and cash flows.

Although we believe that the expectations reflected in the forward-looking statements are reasonable and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee future results, levels of activities, performance or achievements. These forward-looking statements reflect our views with respect to future events as of the date hereof or the date specified herein, and we have based these forward-looking statements on our current expectations and projections about future events and trends. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements further do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake.

Contact:
Lynn Morgen
Casey Kotary
ADVISIRY Partners
lathamir@advisiry.com
212-750-5800

Latham Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net sales	$172,639	$160,122	$284,059	$270,751
Cost of sales	108,676	107,100	187,215	187,140
Gross profit	63,963	53,022	96,844	83,611
Selling, general, and administrative expense	31,940	26,588	62,560	52,838
Amortization	7,299	6,428	14,491	12,840
Income from operations	24,724	20,006	19,793	17,933
Other expense:
Interest expense, net	7,149	6,013	13,520	10,995
Other (income) expense, net	(3,047)	804	(3,355)	2,390
Total other expense, net	4,102	6,817	10,165	13,385
Earnings from equity method investment	488	532	1,441	1,841
Income before income taxes	21,110	13,721	11,069	6,389
Income tax expense	5,130	442	1,051	974
Net income	$15,980	$13,279	$10,018	$5,415
Net income per share attributable to common stockholders:
Basic	$0.14	$0.12	$0.09	$0.05
Diluted	$0.13	$0.11	$0.08	$0.05
Weighted-average common shares outstanding – basic and diluted
Basic	116,466,736	115,469,246	116,181,404	115,254,088
Diluted	119,389,997	117,023,112	119,624,905	116,472,164

Latham Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	June 28,	December 31,
	2025	2024
Assets
Current assets:
Cash	$26,943	$56,398
Trade receivables, net	88,549	32,299
Inventories, net	78,653	77,101
Income tax receivable	8,888	3,964
Prepaid expenses and other current assets	11,335	8,536
Total current assets	214,368	178,298
Property and equipment, net	114,415	112,848
Equity method investment	26,332	24,891
Deferred tax assets	729	729
Operating lease right-of-use assets	25,699	28,259
Goodwill	154,995	152,625
Intangible assets, net	282,305	292,913
Other assets	3,299	3,644
Total assets	$822,142	$794,207
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,168	$13,141
Current maturities of long-term debt	3,250	3,250
Current operating lease liabilities	6,930	7,176
Accrued expenses and other current liabilities	53,520	47,410
Total current liabilities	89,868	70,977
Long-term debt, net of discount, debt issuance costs, and current portion	278,243	278,271
Deferred income tax liabilities, net	32,347	32,347
Non-current operating lease liabilities	19,643	22,138
Other long-term liabilities	3,613	3,252
Total liabilities	$423,714	$406,985
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both June 28, 2025 and December 31, 2024; no shares issued and outstanding as of both June 28, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 900,000,000 shares authorized as of June 28, 2025 and December 31, 2024; 116,536,129 and 115,764,839 shares issued and outstanding, as of June 28, 2025 and December 31, 2024, respectively	12	12
Additional paid-in capital	468,065	467,076
Accumulated deficit	(64,798)	(74,816)
Accumulated other comprehensive loss	(4,851)	(5,050)
Total stockholders’ equity	398,428	387,222
Total liabilities and stockholders’ equity	$822,142	$794,207

Latham Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Two Fiscal Quarters Ended
	June 28,	June 29,
	2025	2024
Cash flows from operating activities:
Net income	$10,018	$5,415
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	25,097	20,967
Unrealized foreign currency (gain) loss	(4,059)	2,398
Amortization of deferred financing costs and debt discount	860	860
Non-cash lease expense	3,569	3,550
Change in fair value of interest rate swap	601	(2,101)
Stock-based compensation expense	3,352	3,343
Bad debt expense	1,372	1,277
Other non-cash, net	674	(667)
Earnings from equity method investment	(1,441)	(1,841)
Distributions received from equity method investment	—	2,860
Changes in operating assets and liabilities:
Trade receivables	(57,447)	(36,831)
Inventories	(900)	13,139
Prepaid expenses and other current assets	(2,706)	(2,309)
Income tax receivable	(4,924)	(665)
Other assets	(151)	323
Accounts payable	13,069	9,817
Accrued expenses and other current liabilities	2,351	(1,181)
Other long-term liabilities	(240)	(443)
Net cash (used in) provided by operating activities	(10,905)	17,911
Cash flows from investing activities:
Purchases of property and equipment	(10,344)	(9,833)
Acquisition of business, net of cash acquired	(4,934)	—
Net cash used in investing activities	(15,278)	(9,833)
Cash flows from financing activities:
Payments on long-term debt borrowings	(813)	(19,625)
Proceeds from borrowings on revolving credit facility	25,000	—
Payments on revolving credit facilities	(25,000)	—
Repayments of finance lease obligations	(404)	(380)
Common stock withheld for taxes on restricted stock units	(2,363)	—
Net cash used in financing activities	(3,580)	(20,005)
Effect of exchange rate changes on cash	308	(68)
Net decrease in cash	(29,455)	(11,995)
Cash at beginning of period	56,398	102,763
Cash at end of period	$26,943	$90,768
Supplemental cash flow information:
Cash paid for interest	$14,683	$16,131
Income taxes paid, net	379	2,581
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$400	$28
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	1,272	198

Latham Group, Inc.

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

(Non-GAAP Reconciliation)

(in thousands)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024

	(dollars in thousands)
Net income	$15,980	$13,279	$10,018	$5,415
Depreciation and amortization	12,697	10,593	25,097	20,967
Interest expense, net	7,149	6,013	13,520	10,995
Income tax expense	5,130	442	1,051	974
Loss on sale and disposal of property and equipment	115	65	46	77
Restructuring charges(a)	145	47	160	365
Stock-based compensation expense(b)	1,381	2,100	3,352	3,343
Unrealized (gains) losses on foreign currency transactions(c)	(3,643)	806	(4,059)	2,390
Strategic initiative costs(d)	918	851	1,562	1,974
Acquisition and integration related costs(e)	16	375	283	375
Other(f)	(1)	(93)	(3)	(105)
Adjusted EBITDA	$39,887	$34,478	$51,027	$46,770
Net sales	$172,639	$160,122	$284,059	$270,751
Net income margin	9.3%	8.3%	3.5%	2.0%
Adjusted EBITDA margin	23.1%	21.5%	18.0%	17.3%

(a)	Represents costs that includes severance and other expenses for our executive management changes.

(b)	Represents non-cash stock-based compensation expense.

(c)	Represents unrealized foreign currency transaction (gains) losses associated with our international subsidiaries.

(d)	Represents fees paid to external consultants and other expenses for our strategic initiatives.

(e)	Represents acquisition and integration costs, as well as other costs related to potential transactions.

(f)	Other costs consist of other discrete items as determined by management, primarily including: (i) fees paid to external advisors for various matters and (ii) other items.

Latham Group, Inc.

Net Debt Leverage Ratio

(Non-GAAP Reconciliation)

(in thousands)

June 28, 2025
Total Debt	$281,493
Less:
Cash	(26,943)
Net Debt	254,550

LTM Adjusted EBITDA(1)	84,476
Net Debt Leverage Ratio	3.0

LTM Pro Forma Adjusted EBITDA(2)	86,204
Pro Forma Net Debt Leverage Ratio	3.0

(1)	LTM Adjusted EBITDA is defined as Adjusted EBITDA for the most recent twelve-month period.

(2)	LTM Pro Forma Adjusted EBITDA includes pre-acquisition portion of Adjusted EBITDA for the trailing twelve months that is not included in historical results.